Polaris Appoints Dustin Semach to Board of Directors

MINNEAPOLIS (June 22, 2026) – Polaris Inc. (NYSE:PII), announced today that it has appointed Dustin J. Semach to the Company’s Board of Directors, effective June 19, 2026.

“On behalf of the Board, it’s a pleasure to welcome Dustin, an accomplished leader in the industrial and technology sectors whose experience across finance, strategy and operations brings valuable perspective to Polaris,” said Polaris’ Board Chair, John Wiehoff. “His background complements the Board’s strategic focus on advancing our powersports strategy and positioning the Company for its next phase of growth, while delivering long-term value for shareholders.”

Semach currently serves as President and Chief Executive Officer of Sealed Air Corporation, a leading global provider of packaging solutions. He was appointed President and CEO in February 2025 after joining the company as Chief Financial Officer in 2023. Semach has extensive experience leading business transformation, finance, operations, and technology across global public companies. Prior to Sealed Air, he served as Chief Financial Officer of TTEC Holdings, Inc. and Rackspace Technology, Inc., and held leadership roles at DXC Technology, Computer Sciences Corporation and IBM.

Semach will serve on the Board’s Audit Committee and Compensation Committee.

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ABOUT POLARIS
As the global leader in powersports, Polaris Inc. (NYSE: PII) has been defining and redefining outdoor adventure since 1954. Polaris delivers industry-shaping off-road vehicles, snowmobiles, boats, military, quadricycles, and commercial transportation vehicles, along with an expansive portfolio of parts, garments, and accessories. Its lineup includes some of the most iconic brands in powersports including the RANGER, RZR, Polaris XPEDITION, Bennington pontoons, Slingshot, and more. Headquartered in Minnesota and serving customers in nearly 100 countries, Polaris continues to set the standard for performance, quality, and unmatched service. Explore more at www.polaris.com.

Media Contact:
Jessica Rogers
Phone: 763.513.3445
Email: jessica.rogers@polaris.com

Investor Relations Contact:
J.C. Weigelt
Phone: 763.542.0525
Email: jc.weigelt@polaris.com